Exhibit 21.1

SUBSIDIARIES OF JFROG LTD.

Name of Subsidiary	Jurisdiction of Incorporation
JFrog, Inc.	Delaware
JFrog India Private Ltd.	India
JFrog UK Limited	United Kingdom